UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2004

TECHNICAL OLYMPIC USA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23677	76-0460831

(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

4000 Hollywood Blvd., Suite 500-N Hollywood, Florida	33021

(Address of principal executive offices)	(Zip code)

(954) 364-4000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Index to Exhibits
Executive Savings Plan
Addendum to Executive Savings Plan

Item 1.01 Entry into a Material Definitive Agreement.

     On November 30, 2004, the Human Resources, Compensation and Benefits Committee of the Board of Directors of Technical Olympic USA, Inc. (the “Company”) adopted the Technical Olympic USA, Inc. Executive Savings Plan (the “Plan”), effective as of December 1, 2004. A copy of the Plan and an addendum thereto are attached hereto and incorporated herein by reference as Exhibits 99.1 and 99.2.

     The Plan allows a select group of management or highly compensated employees of the Company or certain of the Company’s subsidiaries to elect to defer up to 90% of their salary and up to 100% of their bonus. The Company will credit an amount equal to the compensation deferred by a participant to that participant’s deferral account under the Plan. Each participant’s deferral account will be credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by the Company. Participants are at all times 100% vested in the amounts that they choose to defer under the Plan. The Company will not make any contributions under the Plan.

     The deferred compensation credited to a participant’s account will be payable in cash, commencing upon a date specified in advance by the participant pursuant to the terms of the Plan or, if earlier, the termination of the participant’s employment with the Company or its subsidiary. Key employees must wait six months after termination of employment, other than as a result of death, to receive a distribution. Participants are also entitled to receive an accelerated distribution from their deferral account in the event of the participant’s disability or, if and to the extent permitted under applicable Treasury Regulations, in the event of a “change of control” of the Company, as defined in the Plan. Participants may also withdraw amounts from their deferral accounts in the event of unforeseeable emergencies, as determined by the Company in accordance with the terms of the Plan and applicable tax regulations.

     The Company can amend the Plan at any time, provided that no participant’s deferral account can be reduced below the amount that such participant would have been entitled to receive under the Plan if such participant’s employment terminated immediately prior to the date of the amendment. The Company may also amend the plan as necessary to satisfy the requirements of the Internal Revenue Code of 1986 or the Employee Retirement Income Security Act of 1974. The Company may terminate the Plan and discontinue any further deferrals under the Plan at any time. Upon termination, the deferral accounts of the participants will continue to be governed by the terms of the Plan until paid out in accordance with the terms of the Plan and the participants’ deferral elections.

     The obligation to make distributions from participant accounts under the Plan is an unsecured, general obligation of the Company and ranks in parity with other unsecured and unsubordinated indebtedness of the Company. The Company has established a trust to provide the deferred compensation benefits to the participants under the Plan. Funds deposited by the Company into the trust, and the earnings, if any, thereon, will be dedicated to the payment of the deferred compensation benefits under the Plan. However, the trust is a “grantor trust” for state and federal income tax purposes and the trust assets remain subject to the claims of the general creditors of the Company.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

99.1	Technical Olympic USA, Inc. Executive Savings Plan, effective as of December 1, 2004, comprised of the Basic Plan Document and the Adoption Agreement.

99.2	Addendum to Technical Olympic USA, Inc. Executive Savings Plan, effective as of December 1, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 30, 2004
TECHNICAL OLYMPIC USA, INC.
/s/ Beatriz L. Koltis
Beatriz L. Koltis Associate General Counsel and Secretary

Index to Exhibits

Exhibit Number	Description of Exhibit
99.1	Technical Olympic USA, Inc. Executive Savings Plan, effective as of December 1, 2004, comprised of the Basic Plan Document and the Adoption Agreement.

99.2	Addendum to Technical Olympic USA, Inc. Executive Savings Plan, effective as of December 1, 2004.